Exhibit 10.1

4055 Technology Forest Blvd Suite 210 The Woodlands, Texas 77381

January 10, 2017

Mr. Coleman R. Gaines
21743 South 223rd Place
Queen Creek, AZ 85142

Dear Mr. Gaines:

We are pleased to offer you:

•	The position of President and Chief Operating Officer - Retail, reporting directly to the Chief Executive Officer;

•
A cash compensation plan consisting of a base salary of $39,583.33 per month ($475,000 annualized), plus an annual target bonus opportunity of 60%, and up to a maximum 120%, of your base salary (pro-rated during your initial year of employment) if targeted company performance requirements (as set by the Compensation Committee) are achieved;

•	Participation in the company’s annual Long Term Incentive Program effective May 2017 (as determined by the Compensation Committee) at a participation rate equal to 100% of your base salary;

•
An initial one-time grant of $250,000 worth of restricted stock units (RSUs) that will vest on a pro-rata, straight-line basis over four years starting on the first anniversary of your hire date, with the actual number of RSUs granted to be determined based on the closing stock price on the date you begin employment with the company;

•	A monthly car allowance of $1,000 ($12,000 annualized);

•	An Executive Agreement, which includes “double trigger” provisions consistent with the other executive officers and is incorporated by reference herein; and

•	An Executive Indemnity Agreement, which is incorporated by reference herein, consistent with the other executive officers.

As part of this offer, you will be required to relocate to The Woodlands, Texas area and are eligible for customary relocation benefits related to your move. These benefits will be provided based on the understanding that you and your family will relocate within twelve (12) months of your date of employment.

Please note that, should your employment with Conn’s voluntarily end within twelve (12) months of your date of hire, your relocation benefits will be subject to full repayment. Furthermore, should your employment with Conn’s voluntarily end between twelve (12) and twenty four (24) months of your date

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of hire, your relocation benefits will be subject to pro-rata repayment. Additionally, failure to relocate within 12 months of the date of hire will be considered a voluntary resignation from your position.

Notwithstanding the terms contained herein, the nature of your employment with Conn’s is “at-will.”

You will become eligible for most of Conn's health and welfare benefits on the first of the month following two full months of employment. Conn's will, however, reimburse you for COBRA expenses (less the contribution you would pay, if you were on Conn's medical plan) to continue your current medical benefits until you become eligible for Conn's plan.

You will be eligible for three weeks of vacation and four personal holidays during your first year of employment with Conn’s according to a prorated accrual schedule. You will be eligible for four personal holidays each year upon your anniversary date, following the first year of employment.

Please note that this offer is subject to successful completion of Conn’s pre-employment processes, which include an interview, background check, and drug screen.

You will also become eligible for Conn's 401(k) Retirement Savings Plan at the beginning of a plan quarter immediately following three months of continuous service. You can, however, roll over the qualifying funds from your current 401(k) to Conn's plan at any time. Additionally, you will become eligible for Conn's Employee Stock Purchase Plan at the beginning of a plan quarter immediately following three months of continuous service.

We look forward to having you join the Conn's team on February 1, 2017. Please acknowledge your acceptance of this offer of employment by signing below and returning one original document to me.

Sincerely,

Norman L. Miller
Chairman and Chief Executive Officer

Acceptance Acknowledged: /s/

Date: 1-10-17

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